Exhibit 5.1

September 18, 2015

OptiLeaf, Incorporated

3049 Delta Drive

Colorado Springs, CO 80910

Gentlemen:

You have requested our opinion, as counsel for OptiLeaf Incorporated, a Florida corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

This Registration Statement relates to the resale by the selling stockholders identified in this prospectus of up to 4,466,668 shares (the “Shares”) of our common stock, no par value, including shares issued in the private placement in 2014, and shares held by the management.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders are duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Florida. This opinion opines upon Florida law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Byrd & Byrd, PL

Byrd & Byrd, PL